Exhibit 10.1
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
This Amended and Restated Employment Agreement (the “Agreement”), dated as of April 7, 2022 (the “Effective Date”) is between Universal Insurance Holdings, Inc., a Delaware corporation (the “Company”) and Stephen J. Donaghy (the “Executive”).
WHEREAS, the Company and Executive are parties to an Employment Agreement, dated as of February 12, 2020, as amended as of April 20, 2020 (the “Prior Agreement”), pursuant to which Executive is employed as Chief Executive Officer of the Company; and
WHEREAS, Executive and the Company now desire to enter into this Agreement in connection with Executive’s continuing employment for the Term (as defined below) as the Chief Executive Officer of the Company;
NOW, THEREFORE, in consideration of the covenants and promises contained herein and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.    Employment and Acceptance. During the Term, the Company agrees to continue employ Executive, and Executive agrees to continue his employment with the Company, subject to the provisions of this Agreement. As of the Commencement Date (as defined below), this Agreement supersedes and replaces in all respects the Prior Agreement, except as specifically provided in Section 13 hereof.
2.    Term. The period of Executive’s employment with the Company under this Agreement commenced on January 1, 2020 (the “Commencement Date”) and will continue until the termination of such employment in accordance with Section 5 (the “Term”).
3.    Duties and Title.
(a)Title and Reporting. During the Term, the Company will continue to employ Executive as the Chief Executive Officer of the Company, reporting directly and exclusively to the Board of Directors of the Company (the “Board”) or one or more committees of the Board. During the Term, Executive shall, subject to his election by the Company’s stockholders, serve for no additional consideration as a member of the Board.
(b)Duties. Executive shall render on a full-time basis all of his business time and attention to the business of the Company and its subsidiaries (collectively, the “Company Group”). Executive will have such authority and responsibilities and will perform such duties assigned to the Chief Executive Officer by the by-laws of the Company and as may be assigned to him from time to time by the Board, commensurate with his position. If requested by the Board, Executive will also serve as an officer or director of another member of the Company Group for no additional consideration. During the Term, Executive’s principal place of employment will be the Company’s headquarters in Florida, except that Executive acknowledges and agrees that he will be required to travel for business purposes.
(c)Other Business and Other Activities. Executive may not engage in any activity that conflicts with the interests of any member of the Company Group or that would interfere with the performance of Executive’s duties to any member of the Company Group, as determined by the Board. During the Term, Executive may not hold, directly or indirectly, an ownership interest of more than 2% in any entity other than the Company. During the Term, with the prior written consent of the Board (which consent will not be unreasonably withheld), Executive may serve on the board of directors of one other public company. Nothing in this Agreement shall preclude Executive from dedicating reasonable amounts of time during the Term to charitable or civic activities, or from managing his personal finances and investments (including as previously disclosed to the Compensation Committee of the Board of Directors (the “Committee”)), as long as such activities do not interfere in any material way with his duties and responsibilities to any member of the Company Group.
4.    Compensation and Benefits by the Company. As compensation for all services rendered pursuant to this Agreement, the Company will provide Executive with the following pay and benefits during the Term:

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Employment Agreement

(a)Base Salary. The Company will pay Executive an annual base salary of $1 million, payable in accordance with the Company’s customary payroll practices (“Base Salary”). The annual rate of Executive’s Base Salary shall not be increased or decreased during the Term.
(b)Annual Bonus. For each calendar year ending during the Term in which Executive remains employed by the Company, Executive shall be eligible to earn a cash incentive award (the “Annual Bonus”). The Annual Bonus for each calendar year shall be 150% of Base Salary for target performance, 75% of Base Salary for threshold performance, and 300% of Base Salary for maximum performance, with the actual Annual Bonus payable being based upon the level of achievement of annual company and individual performance objectives for such calendar year (and, if the level of achievement is between any of the performance levels set forth for threshold, target and maximum performance, the Annual Bonus will be determined by straight-line interpolation between such levels of achievement), as determined by the Committee and communicated to Executive as soon as practicable following such determination. The achievement of the performance objectives shall be determined in a manner consistent with generally accepted accounting principles, subject to adjustments for certain extraordinary or special items, in the form and manner determined in the sole discretion of the Committee. The calculation of the Annual Bonus shall be made promptly after the completion of the annual audit for each fiscal year ending December 31, subject to approval by the Committee; provided, however, that in no event shall any Annual Bonus be paid to Executive later than March 15 of the calendar year following the calendar year for which the Annual Bonus was earned. Except as provided in Section 5, Executive shall not be eligible to earn or receive an Annual Bonus for a calendar year during the Term unless he is employed by the Company on December 31 of the calendar year to which such bonus relates.
(c)Participation in Executive Benefit Plans; Private Office and Administrative Assistance. Executive is entitled, if and to the extent eligible, to participate in the Company’s benefit plans generally available to Company employees in similar positions. For each full month during the Term, the Company shall provide Executive with a car allowance in the amount of $625 per month. Executive shall be given a private office with administrative assistance at Executive’s principal place of employment as specified in Section 3(b) above and any and all reasonable facilities and services so as to be suitable with his position as Chief Executive Officer, and so as to assist in the performance of his duties and activities.
(d)Long-Term Incentive Equity.
(i)Annual Grant of RSUs. For each calendar year during the Term in which Executive remains employed by the Company, Executive shall be eligible for an annual grant of restricted share units (“RSUs”) with a target value of $1,750,000, which grant shall be made pursuant to the Universal Insurance Holdings, Inc. 2021 Omnibus Incentive Plan, as it may be amended from time to time, and any successor plan thereto (the “Omnibus Plan”), shall be subject to the terms and conditions of the applicable equity award agreement that evidences such award under the Omnibus Plan, and shall be governed by the Omnibus Plan, the applicable equity award agreement, and any other applicable award documentation, except that, in the event of any inconsistency between the terms of the award documentation and this Agreement, the provisions of this Agreement shall control.
(ii)Vesting Requirements. No more than fifty percent (50%) of the RSUs granted to Executive each calendar year shall be subject to time-based vesting conditions (the “Time-Based RSUs”), with one-third (1/3rd) of such Time-Based RSUs vesting annually over three (3) years, subject to Executive’s continuous employment through the applicable vesting date(s), and no less than fifty percent (50%) of the RSUs granted to Executive each calendar year shall be earned based upon the level of achievement of pre-established annual company performance objectives during a three (3)-year performance award cycle commencing on the January 1 of the year in which the grant is made, as determined by the Compensation Committee during the first quarter of the first calendar year during the performance period and communicated to Executive as soon as practicable following such determination (the “Performance-Based RSUs”), with any earned Performance-Based RSUs settled within 60 days following the end of the applicable three-year performance period, subject to Executive’s continuous employment through the applicable settlement date. Executive shall be eligible to earn 100% of the Performance-Based RSUs for target performance, 50% of the Performance-Based RSUs for threshold performance and 200% of the Performance-Based RSUs for maximum performance. Except as otherwise provided in Section 5 or 6, Executive shall forfeit, and have no rights with respect to, any portion of the RSUs that has not vested prior to the date Executive’s employment with the Company ends.
(e)Vacation. Executive will be entitled to 30 days (6 weeks) of paid vacation per calendar year (earned pro rata over the course of the year), subject to the Company’s standard vacation policies. Any unused

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vacation for a given calendar year shall accrue, and the aggregate value of any unused accrued vacation shall be paid to Executive upon the termination of Executive’s employment with the Company to the extent required under the terms of the Company’s vacation policy, provided that Executive has submitted a report to the Committee within 30 days following the end of each calendar year reporting on the number of accrued and unused vacation days for such year.
(f)Expense Reimbursement. The Company will pay or reimburse Executive for all appropriate business expenses Executive incurs in connection with Executive’s duties under this Agreement, in accordance with the Company’s policies as in effect from time to time, subject to the timely submission by Executive of written documentation of such expenses in accordance with the applicable policies of the Company.
5.    Termination of Employment.
(a)Notice. Subject to the provisions of this Section 5, the Company may terminate Executive’s employment, and Executive may resign his employment, for any reason or for no stated reason, at any time during the Term. The Company shall give Executive 60 days’ prior written notice of its intention to terminate his employment other than for Cause (as defined below), and Executive shall give the Company 60 days’ prior written notice of his intention to resign for any reason. Any such notice shall specify the applicable termination or resignation date. In the event of a termination or resignation notice, the Company will have the right to restrict Executive’s access to its premises, clients and employees during the notice period.
(b)Accrued Obligations. If Executive’s employment ends for any reason, Executive (or in the event of his death, Executive’s estate) will receive, within 30 days following the Termination Date (as defined below), a lump sum cash payment equal to: (i) his accrued but unpaid Base Salary through the Termination Date and any earned but unpaid Annual Bonus for any year prior to the year in which the Termination Date occurs, (ii) any employee benefits Executive may be entitled to pursuant to the Company’s employee benefit plans through the Termination Date, (iii) any accrued and unused vacation as set forth in Section 4(e) above through the Termination Date, and (iv) any expenses reimbursable under Section 4(f) incurred but not yet reimbursed to Executive through the Termination Date (collectively, the “Accrued Obligations”).
(c)Termination with Cause; Resignation without Good Reason.
(i)In General; Payments. The Company has the right at any time to terminate Executive’s employment with the Company for Cause (as defined below) and, subject to Section 5(a) above, Executive has the right to resign without Good Reason (as defined below). If the Company terminates Executive for an event of Cause described in clause (B), (C), or (D) of Section 5(c)(ii), the Company shall provide Executive 30 days prior to the date on which it intends to terminate Executive’s employment for Cause with a written notice from the Company identifying the reasons that are alleged to constitute Cause and shall afford Executive a reasonable opportunity to meet once with the Board within the 30-day notice period to discuss and present evidence relevant to the Board’s conclusions. If the Company terminates Executive’s employment for an event of Cause not described in the previous sentence, such termination shall be effective immediately upon the Company’s written notice to Executive. If the Company terminates Executive’s employment for Cause or Executive resigns without Good Reason, the Company’s obligation to Executive shall be limited solely to the Accrued Obligations. If Executive’s employment is terminated for Cause or if Executive resigns his employment without Good Reason, no Annual Bonus shall be payable for the calendar year in which such termination or resignation, as applicable, occurs.
(ii)For purposes of this Agreement, “Cause” means, as determined by a majority of the non-employee members of the Board and documented in a resolution of the Board approved by such majority of non-employee members of the Board, any of the following: (A) Executive’s abuse of alcohol or any controlled substance; (B) a willful act of fraud, dishonesty or breach of fiduciary duty on the part of Executive with respect to the business or affairs of the Company; (C) a knowing and material failure by Executive to comply with applicable laws and regulations or professional standards relating to the business of the Company; (D) Executive’s willful and continuing failure to perform his duties to the Company (after notice from the Board of such failure) or any material breach by Executive of a provision of this Agreement except, in each case, where such failure or breach is caused by the illness or other similar medical incapacity (other than for a reason described in clause (A) of this Section 5(c)(ii)) of Executive or any willful act or omission by Executive that results in material harm to the Company’s financial condition, business or reputation; (E) Executive being subject to an inquiry or investigation by a governmental authority or self-regulatory organization such that the existence of such inquiry or investigation will, in the judgment of the Board, result in material damage to the Company’s business interests, licenses, reputation

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or prospects; or (F) Executive’s conviction of, or plea of guilty or no contest to: (i) any felony or (ii) any misdemeanor involving moral turpitude. For purposes of this definition, no act or omission shall be deemed willful unless done intentionally and without a good faith belief by Executive that such act or omission was in the best interest of the Company.
(d)Termination without Cause; Resignation for Good Reason.
(i)Subject to the further provisions of this Section 5(d) and Section 6, if prior to a Change in Control, the Company terminates Executive’s employment without Cause or Executive resigns for Good Reason, the Company will pay Executive on the 60th day following the Termination Date, in addition to the Accrued Obligations, a lump-sum cash payment equal to the following (the “Severance Amount”):
•One times the amount of Executive’s then-current annual rate of Base Salary (based on the rate in effect immediately prior to the Termination Date); and
•The cost of 12 months of COBRA coverage for Executive and his dependents (based on the COBRA rates in effect on the Termination Date).
In addition, by no later than March 15th of the year following the year in which the Termination Date occurs, Executive shall receive a pro rata portion of the Annual Bonus (the “Pro Rata Bonus”) for the year of termination calculated on the basis of the Company’s actual performance for such year and prorated based on the numbers of days elapsed in such year through the Termination Date.
(ii)The Company’s obligation to pay Executive the Severance Amount and the Pro Rata Bonus are each expressly conditioned upon Executive’s execution and timely delivery to the Company of a valid and irrevocable release agreement in substantially the form of attached Schedule A by no later than 45 days following the Termination Date.
(iii)As used in this Section 5(d), “Good Reason” means any of the following acts or omissions by the Company occurring without Executive’s prior written consent: (A) any action by the Board which results in a material adverse change in Executive’s title, duties or reporting responsibilities; (B) the assignment to Executive of duties materially inconsistent with Executive’s position as Chief Executive Officer; (C) a reduction in Executive’s rate of Base Salary or Annual Bonus opportunity or the failure by the Company (other than by reason of bankruptcy, insolvency or receivership) to pay Executive’s Base Salary or any earned Annual Bonus; (D) the requirement by the Board that Executive move his principal place of employment more than 50 miles from the location of his principal place of employment on the Commencement Date; or (E) any material breach by the Company of this Agreement. Notwithstanding the above, an act or omission by the Company shall not constitute an event of Good Reason unless Executive gives the Company written notice within 60 days following the date Executive first knows, or reasonably should have known, of the event constituting Good Reason of his intention to resign for Good Reason if such Good Reason event is not cured by the Company, and the Company does not cure such event (retroactively with respect to any monetary matter) to the reasonable satisfaction of Executive within 30 days following the date the Company receives such written notice from Executive.
(e)Termination Due to Death or Disability.
(i)If, during the Term, Executive shall become unable to perform his duties as provided for herein by reason of Disability (as defined below), then the Company may, on 30 days’ prior written notice to Executive, temporarily suspend his status as Chief Executive Officer of the Company. In the event of such suspension, Executive shall remain an employee of the Company and receive his compensation and benefits as set forth above in Section 4 for the lesser of: (i) one year from the date of such suspension or (ii) the date on which Executive is first eligible for long-term disability payments under the Company’s long-term disability plan then applicable to him (the “Suspension Period”). If during the Suspension Period, Executive returns to perform his duties as provided for herein, and there is no physical or mental inability to perform such duties, then Executive shall resume his status as Chief Executive Officer, and the Company shall continue payment of his full compensation and benefits as set forth in Section 4. Executive’s employment with the Company shall terminate at the end of the Suspension Period if Executive has not returned by the end of the Suspension Period to the full-time performance of his duties hereunder.
(ii)If Executive’s employment terminates because of Executive’s death or Disability, within 30 days of such termination, the Company will pay to Executive (or Executive’s estate, in the case of

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Employment Agreement

Executive’s death) the Accrued Obligations and any employee benefits to which Executive may be entitled to pursuant to the Company’s employee benefit plans through such period; provided, however, that, in the case of Executive’s death, benefit payments under any employee benefit plan shall be paid to Executive’s beneficiary or beneficiaries designated pursuant to such employee benefit plans in lieu of to his estate. In addition, by no later than March 15th of the year following the year in which the applicable Termination Date occurs, Executive (or Executive’s estate in the case of Executive’s death) shall also be paid a Pro Rata Bonus for the year in which the termination occurs.
(iii)“Disability” means a determination by the Board after review of written information provided by Executive’s healthcare provider that, as a result of a physical or mental injury or illness, Executive has been unable to perform the essential functions of Executive’s job for a period of 90 consecutive days.
(f)Termination Date.    For purposes of this Agreement, “Termination Date” shall have the following meanings:
(i)in the event of Executive’s termination for Cause, subject to the applicable notice provisions, the date specified in the written notice of termination delivered to Executive by the Company in accordance with Section 5(c);
(ii)in the event of Executive’s resignation with or without Good Reason, the 60th day following the date the written notice of intention to resign is received by the Company;
(iii)in the event of Executive’s termination without Cause, the 60th day following the date the written notice of termination is received by Executive;
(iv)in the event of Executive’s termination due to death, the date of Executive’s death; and
(v)in the event of Executive’s termination due to Disability, the last day of the Suspension Period, if Executive has not returned to the full-time performance of his duties as specified in Section 5(e) by such date.
6.    Change in Control.
(a)Termination in Connection with a Change in Control.
(i)In the event that the Company terminates Executive’s employment without Cause or Executive resigns his employment with the Company for Good Reason, in each case, upon or within 24 months following the date on which a Change in Control occurs (such date of occurrence, the “CIC Date”), then, in lieu of the Severance Amount, the Company or its successor shall pay Executive no later than the 60th day following the Termination Date a cash lump sum amount equal to the sum of (1) two times Executive’s then annual rate of Base Salary plus (2) two times the amount of the Annual Bonus paid or payable to Executive for the calendar year prior to the calendar year in which the CIC Date occurs. Notwithstanding anything herein to the contrary, Executive’s entitlements under this Section 6(a)(i) are each expressly conditioned upon the timely satisfaction of the release delivery requirements of Section 5(d)(ii).
(ii)For purposes of this Agreement, a “Change in Control” shall be deemed to have occurred if: (A) there shall be consummated (I) any consolidation or merger in which the Company is not the continuing or surviving corporation or pursuant to which shares of the Company’s common stock would be converted into cash, securities or other property, other than a consolidation or a merger having the same proportionate ownership of common stock of the surviving corporation immediately after the consolidation or merger or (II) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions other than in the ordinary course of business of the Company) of all, or substantially all, of the assets of the Company to any corporation, person or other entity which is not a direct or indirect wholly-owned subsidiary of the Company, (B) any person, group, corporation or other entity (collectively, “Persons”) shall acquire beneficial ownership (as determined pursuant to Section 13(d) of the Securities Exchange Act of 1934, as amended, and rules and regulations promulgated hereunder) of more than 50% of the Company’s outstanding common stock or voting securities or (C) individuals who, as of the Commencement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at

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Employment Agreement

least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Commencement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board.
(iii)For purposes of this Agreement, the “CIC Date” shall mean: (A) with respect to a transaction contemplated under clause (A)(I) of Section 6(a)(ii), the closing date of such consolidation or merger; (B) with respect to a transaction contemplated under clause A(II) of Section 6(a)(ii), the date on which such sale, lease, exchange or other transfer is completed (which shall be the completion date of the final transaction if a series of transactions is contemplated); (C) with respect to an acquisition contemplated under clause (B) of Section 6(a)(ii), the date of the closing of the tender offer or other acquisition pursuant to which the requisite beneficial ownership percentage is acquired by such Person or Persons; and (D) with respect to a change in Board composition contemplated under clause (C) of Section 6(a)(ii), the date of appointment of the director or group of directors that would cause the Incumbent Board to cease to constitute a majority for purposes of such clause (C).
(b)Limitation on Change in Control Payments. Notwithstanding anything in this Agreement to the contrary, in the event that it is determined by an independent accounting firm chosen by mutual agreement of the parties (the “Accounting Firm”) that any economic benefit, payment or distribution by the Company to or for the benefit of Executive, whether paid, payable, distributed or distributable pursuant to the terms of this Agreement or otherwise (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (and the applicable regulations thereunder) (the “Code”) (such excise tax referred to in this Agreement as the “Excise Tax”), then the value of any such Payments payable under this Agreement (the “Agreement Payments”) which constitute “parachute payments” under Section 280G(b)(2) of the Code, as determined by the Accounting Firm, will be reduced so that the present value of all Payments (calculated in accordance with Section 280G of the Code and the regulations thereunder), in the aggregate, is equal to 2.99 times Executive’s “base amount,” within the meaning of Section 280G(b)(3) of the Code (the “Reduced Amount”). Notwithstanding the foregoing, the Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater “Net After-Tax Receipt” (as defined below) of aggregate Payments if Executive’s Agreement Payments were reduced to the Reduced Amount. “Net After Tax-Receipt” shall mean the present value (as determined in accordance with Section 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws (and including any employment, social security or Medicare taxes, and other taxes (including any other excise taxes)), determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the tax year in which the CIC Date occurs, or such other rate(s) as the Accounting Firm determines to be likely to apply to Executive in the relevant tax year(s) in which any Payment is expected to be made.
7.    Restrictions and Obligations of Executive.
(a)Non-Disparagement. Executive will not at any time (whether during or after the Term) publish or communicate to any person or entity any Disparaging remarks, comments or statements concerning the Company or any member of the Company Group and any of its or their respective present and former members, partners, directors, officers, stockholders, employees, agents, attorneys, successors, assigns, clients and agents. The Company will not at any time (whether during or after the Term) cause or assist the then-current Chief Executive Officer (if not Executive) or any of its then-current directors to publish or communicate, to any person or entity any Disparaging remarks, comments or statements concerning Executive. “Disparaging” remarks, comments or statements are those that impugn the character, honesty, integrity, morality, business acumen or abilities in connection with any aspect of the operation of business of the individual or entity being disparaged.
(b)Confidentiality.
(i)During the course of Executive’s employment, Executive has had and will have access to certain trade secrets and confidential information relating to the Company and the members of the Company Group which is not readily available from sources outside the Company. The parties agree that the business in which the Company and the Company Group engages is highly sales-oriented and the goodwill established between Executive and the Company’s customers and potential customers is a valuable and legitimate business interest worthy of protection under this Agreement. Executive recognizes

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that, by virtue of Executive’s employment by the Company, Executive is granted otherwise prohibited access to the Company Group’s confidential and proprietary data which is not known to its competitors and which has independent economic value to the Company and that Executive will gain an intimate knowledge of each member of the Company Group’s reinsurance business and its policies, customers, employees and trade secrets, and of other confidential, proprietary, privileged or secret information of the Company and its clients (collectively, all such nonpublic information is referred to as “Confidential Information”). This Confidential Information includes, but is not limited to, data relating to each member of the Company Group’s marketing and servicing programs, procedures and techniques, business, management and personnel strategies, analytic tools and processes, the criteria and formulae used by the Company and other members of the Company Group in pricing its insurance products and claims management, loss control and information management services, the Company’s and each Company Group member’s computer system, reinsurance marketing program and the skill of marketing and selling products, the structure and pricing of special reinsurance products or packages that each member of the Company Group has negotiated with various underwriters, lists of prospects, customer lists and renewals, the identity, authority and responsibilities of key contacts at clients’ accounts, the composition and organization of clients’ business, the peculiar risks inherent in a client’s operations, highly sensitive details concerning the structure, conditions and extent of a client’s existing insurance and reinsurance coverages, policy expiration dates and premium amounts, commission rates, risk management service arrangements, loss histories and other data showing clients’ particularized insurance requirements and preferences.
(ii)Except as required by law or an order of a court or governmental agency with jurisdiction, Executive will not, during the Term or any time thereafter, disclose any Confidential Information, directly or indirectly, to any person or entity for any reason or purpose whatsoever, nor will Executive use Confidential Information for any commercial or business purpose. Executive will take all reasonable steps to safeguard the Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. Executive understands and agrees that Executive will acquire no rights to any such Confidential Information.
(iii)At the Company’s request from time to time and upon the termination of Executive’s employment for any reason, Executive will promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information in Executive’s possession or within Executive’s control (including, but not limited to, memoranda, records, notes, plans, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes and all other materials containing any Confidential Information) irrespective of the location or form of such material. If requested by the Company, Executive will provide the Company with written confirmation that all such materials have been delivered to the Company as provided herein.
(iv)Notwithstanding anything herein to the contrary, Executive shall have the right under Federal law to certain protections for cooperating with or reporting legal violations to the Securities and Exchange Commission (the “SEC”) and/or its Office of the Whistleblower, as well as certain other governmental entities. No provisions in this Agreement are intended to prohibit Executive from disclosing this Agreement to, or from cooperating with or reporting violations to, the SEC or any other such governmental entity, and Executive may do so without disclosure to the Company. The Company may not retaliate against Executive for any of these activities, and nothing in this Agreement would require Executive to waive any monetary award or other payment that Executive might become entitled to from the SEC or any other governmental entity.
(v)Under the Defend Trade Secrets Act of 2016, 18 U.S.C. § 1833(b) (the “Act”), persons who disclose trade secrets in connection with lawsuits or other proceedings under seal (including lawsuits alleging retaliation), or in confidence to a federal, state or local government official, or attorney, solely for the purpose of reporting or investigating a suspected violation of law, enjoy immunity from civil and criminal liability under state and federal trade secrets laws for such disclosure. Executive acknowledges that Executive has hereby received adequate notice of this immunity, such that the Company is entitled to all remedies available for violations of the Act, including exemplary damages and attorney fees. Nothing in this Agreement is intended to conflict with the Act or create liability for disclosures of trade secrets that are expressly allowed by the Act.
(c)Non-Solicitation or Hire. While employed by the Company and for a period of 36 months following the termination of Executive’s employment for any reason (whether during or after the Term) (the “Non-Solicit Period”), Executive will not directly or indirectly solicit or attempt to solicit or induce, directly or indirectly: (1) any person who is a client, customer or policyholder of any member of the Company Group, or who was a client, customer or policyholder of any member of the Company Group at any time during the one-year period immediately

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prior to the Termination Date, for the purpose of marketing, selling or providing to any such party any services or products offered by or available from any member of the Company Group and (2) any employee of, or independent contractor or consultant to, any member of the Company Group or any person who was an employee of, or independent contractor or consultant to, any member of the Company Group during the one-year period immediately prior to the Termination Date to terminate such employee’s employment relationship or such independent contractor’s or consultant’s relationship with such member of the Company Group, in either case, to enter into a similar relationship with Executive or any other person or any entity in competition with any member of the Company Group. During the Non-Solicit Period, Executive will not enter into an employment, consulting or independent contractor relationship, directly or indirectly, with any employee of, or independent contractor or consultant to, any member of a Company Group or any person who was an employee of, or independent contractor or consultant to, any member of a Company Group during the one-year period immediately prior to the date Executive’s employment terminates. Notwithstanding the foregoing, solicitations incidental to general advertising or other general solicitations in the ordinary course not specifically targeted at such employees, independent contractors or consultants and employment of (or entry into an independent contractor or consultancy relationship with) any person not otherwise solicited in violation hereof shall not be considered a violation of this Section 7(c). Executive shall not be in violation of this Section 7(c) solely by providing a reference for a former employee of, or independent contractor or consultant to, the Company.
(d)Non-Competition. While employed by the Company and for a period of 36 months following Executive’s termination of employment for any reason (whether during or after the Term) (the “Non-Compete Period”), Executive will not, whether individually, as a director, manager, member, stockholder, partner, owner, employee, consultant or agent of any business, or in any other capacity, other than on behalf of a member of the Company Group, organize, establish, own, operate, manage, control, engage in, participate in, invest in, permit Executive’s name to be used by, act as a consultant or advisor to, render services for (alone or in association with any person, firm, corporation or business organization) or otherwise assist any person or entity that engages in or owns, invests in, operates, manages or controls any venture or enterprise which engages or proposes to engage in any business conducted by any member of the Company Group during the one-year period immediately prior to the date Executive’s employment terminates. In the event that the Term expires on December 31, 2022 and Executive and Company have not entered into a new employment agreement or renewed this Agreement on or prior to such date, the Non-Compete Period shall expire on December 31, 2024.
(e)Company Policies. During the Term and all periods thereafter, Executive will remain in material compliance with the Company’s policies and guidelines, including the Company’s code of business conduct or code of ethics.
8.Remedies; Specific Performance. The parties acknowledge and agree that Executive’s breach or threatened breach of any of the restrictions set forth in Section 7 will result in irreparable and continuing damage to the Company and the Company Group for which there may be no adequate remedy at law and that the Company and the Company Group are entitled to equitable relief, including specific performance and injunctive relief as remedies for any such breach or threatened or attempted breach. Executive consents to the grant of an injunction (temporary or otherwise) against Executive or the entry of any other court order against Executive prohibiting and enjoining Executive from violating, or directing Executive to comply with, any provision of Section 7. Executive also agrees that such remedies are in addition to any and all remedies, including damages, available to the Company and the Company Group against Executive for such breaches or threatened or attempted breaches. In addition, without limiting the Company’s and the Company Group’s remedies for any breach of any restriction on Executive set forth in Section 7, except as required by law, Executive is not entitled to any payments set forth in Sections 5(d) or 6(a) if Executive has materially breached the covenants contained in Section 7. Executive will immediately return to the Company any such payments previously received under Sections 5(d) or 6(a) upon such a material breach and, in the event of such breach, the Company will have no obligation to pay any of the amounts that remain payable by the Company under Sections 5(d) or 6(a).
9.Code Section 409A. The provisions of this Section 9 shall apply notwithstanding any provision of this Agreement.
(a)Delay of Payments. If, at the time of Executive’s termination or resignation with the Company, Executive is a Specified Employee (as defined below), then any amounts payable to Executive that the Company determines constitute deferred compensation within the meaning of Section 409A of the Code and which are subject to the six-month delay required by Treas. Reg. Section 1.409A-1(c)(3)(v), shall be delayed and not paid to Executive until the first business day following the six-month anniversary of Executive’s date of termination or resignation (the “Deferral Date”), at which time such delayed amounts will be paid to Executive in a cash lump sum (the “Catch-Up Amount”). If payment of an amount is delayed as a result of this Section 9(a), such amount shall be increased with interest from the date on which such amount would otherwise have been paid to Executive but for

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this Section 9(a) to the day prior to the date the Catch-Up Amount is paid. The rate of interest shall be the applicable short-term federal rate applicable under Section 7872(f)(2)(A) of the Code for the month in which the date of Executive’s termination or resignation occurs. Such interest shall be paid at the same time that the Catch-Up Amount is paid. If Executive dies on or after the date of Executive’s termination or resignation of employment and prior to the Deferral Date, any amount delayed pursuant to this Section 9(a) shall be paid to Executive’s estate or beneficiary, as applicable, together with interest, within 30 days following the date of Executive’s death.
(b)“Specified Employee” has the meaning set forth in Section 409A(a)(2)(B)(i) of the Code. The determination of whether Executive constitutes a Specified Employee on the date of his termination or resignation shall be made in accordance with the Company’s established methodology for determining Specified Employees.
(c)“Separation from Service” means a “separation from service” from the Company within the meaning of the default rules under the final regulations issued pursuant to Section 409A of the Code. For purposes of compliance with Section 409A of the Code, when used in this Agreement, the terms “terminate,” “terminated,” “termination,” “resign,” “resigned” and “resignation” mean a termination of Executive’s employment that constitutes a Separation from Service.
(d)Separate Payments and Reimbursements. For purposes of applying the provisions of Section 409A of the Code to this Agreement, each separately identifiable amount to which Executive is entitled under this Agreement shall be treated as a separate payment. To the extent any reimbursements or in-kind benefit payments under this Agreement are subject to Section 409A, such reimbursements and in-kind benefit payments shall be made in accordance with Section 409A, and payments of such reimbursements or in-kind benefits shall be made on or before the last day of the calendar year following the calendar year in which the relevant expense is incurred.
10.Stock Ownership Guidelines.      Executive will comply with all stock ownership and stock retention guidelines or policies established by the Board and the Committee, as in effect from time to time.
11.Claw Back Policy. All compensation granted to Executive hereunder shall be subject to any and all claw back policies of the Company, as in effect from time to time.
12.Notice. For purposes of this Agreement, all notices and other communications will be in writing and will be deemed to have been duly given when delivered or if sent either by Federal Express, hand-delivery, e-mail, or postage prepaid, by certified mail, return receipt requested, with a copy by ordinary mail, to the addresses below:

If to Executive:	If to the Company:
Stephen J. Donaghy At Executive’s most recent address on file with the Company	Universal Insurance Holdings, Inc. 1110 West Commercial Boulevard Fort Lauderdale, Florida 33309 Attn: Beth Wallace
or to such other address as any party may have furnished to the other in writing in accordance with this Section 12, except that notices of any change of address is effective only upon actual receipt.
13.Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto, including, without limitation, the Prior Agreement; provided, however, that the terms of this Agreement shall not supersede or replace any equity award made prior to the Effective Date. No severance or other termination payments are payable to Executive under the Prior Agreement or under any other plan or arrangement of the Company in connection with the execution of this Agreement or the termination of the Prior Agreement. Notwithstanding anything herein to the contrary, the provisions of the Prior Agreement related to equity awards made prior to the Effective Date shall continue to apply to such equity awards, including, for the avoidance of doubt, the provisions of Sections 4(d), (e), (f) and (g), Section 5 and Section 6 of the Prior Agreement.
14.Waiver and Amendments. This Agreement may be amended, modified, superseded, canceled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. Except as provided in Section 5(d)(iii), no delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any right, power or privilege hereunder, nor any single or partial exercise of any

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right, power or privilege hereunder, preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.
15.Governing Law. This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts fully executed and performed in such State.
16.Venue. The parties agree that the exclusive venue for any litigation relating to this Agreement will be the state courts located in Broward County, Florida and the United States District Court, Southern District of Florida, Fort Lauderdale Division in Broward County, Florida. The parties waive any rights to object to venue as set forth herein, including any argument of inconvenience for any reason.
17.Assignability by the Company and Executive. The Company shall have the right to assign this Agreement to its successors or assigns, and Executive hereby consents to any such assignment. All covenants or agreements hereunder shall inure to the benefit of, and be enforceable by or against, the Company’s successors or assigns. The terms “successors” and “assigns” shall include, but not be limited to, any successor upon a Change in Control. Executive may not assign this Agreement or the rights and entitlements hereunder, except that any payments owed to Executive under this Agreement in the event of his death shall be payable to his estate. Executive may not delegate his duties and responsibilities hereunder.
18.Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original but all of which will constitute one and the same instrument.
19.Headings. The headings in this Agreement are for convenience of reference only and will not limit or otherwise affect the meaning of terms contained herein.
20.Severability. If any term, provision, covenant or restriction of this Agreement, or any part thereof, is held by a court of competent jurisdiction of any foreign, federal, state, county or local government or any other governmental, regulatory or administrative agency or authority to be invalid, void, unenforceable or against public policy for any reason, the remainder of the terms, provisions, covenants and restrictions of this Agreement will remain in full force and effect and will in no way be affected or impaired or invalidated. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court will reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. Executive acknowledges that the restrictive covenants contained in Section 7 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.
21.Tax Withholding. The Company or other payor is authorized to withhold from any benefit provided or payment due hereunder, the amount of withholding taxes due any federal, state or local authority in respect of such benefit or payment and to take such other action as may be necessary in the Company’s opinion to satisfy all obligations for the payment of such withholding taxes.
22.Obligations Survive Termination of Employment. The termination of Executive’s employment for whatever reason will not impair or relieve Executive of any of Executive’s obligations under this Agreement which, by their express terms or by implication, extend beyond the term of Executive’s employment.
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Stephen J. Donaghy
Employment Agreement

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed this Agreement as of the day and year first above mentioned.

EXECUTIVE:

/s/ Stephen J. Donaghy
Stephen J. Donaghy

UNIVERSAL INSURANCE HOLDINGS, INC.

/s/ Sean Downes
By: Sean Downes
Title: Executive Chairman

Schedule A
RELEASE AGREEMENT
In consideration of the payments and benefits to be provided to him by Universal Insurance Holdings, Inc. (the “Company”) pursuant to the agreement dated as of February __, 2020, by and between the Company and himself (the “Employment Agreement”), Stephen J. Donaghy (“Executive”), agrees to be bound by this Release Agreement (the “Agreement”).
Accordingly, Executive agrees as follows:
1.    Release.
    (a)    Executive waives any claims he may have for employment by the Company and agrees not to seek such employment or reemployment by the Company in the future. Further, in consideration of the payments and benefits to be provided by the Company pursuant to the Employment Agreement, Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, stockholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”). This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, and the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state, local or foreign statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company.
    (b)    For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.
    (c)    In consideration of the promises of the Company set forth in the Employment Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans. Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.
    (d)    This General Release shall not apply to (i) any obligation of the Company pursuant to the Employment Agreement, (ii) any benefit to which Executive is entitled under any tax qualified pension plan of the Company or its affiliates, COBRA continuation coverage benefits, vested benefits under other benefit plans of the Company or its affiliates or any other welfare benefits required to be provided by statute, (iii) any claim related to acts, omissions or events occurring after the date this Agreement is signed by Executive and (iv) any right as a former employee of the Company that Executive may have to indemnification under the bylaws of the Company or under any directors and officers liability insurance policy then applicable to him.
Capitalized words not otherwise defined herein have the meanings assigned thereto in the Employment Agreement.
2.    Consultation with Attorney; Voluntary Agreement. The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement. Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney. Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above. Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Employment Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1. Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.
3.    Effective Date; Revocation. Executive acknowledges and represents that he has been given at least 21 days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above. Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven days after signing it. Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh day of the revocation period. If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth day following his execution of this Agreement.
4.    Severability. In the event that any one or more of the provisions of this Agreement are held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.
5.    Waiver. No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.
6.    Governing Law. This Agreement and the implementation of it shall be subject to and governed by the laws of the State of Florida applicable to contracts fully executed and performed in such State.
EXECUTIVE:

Stephen J. Donaghy